EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-210909), of Rennova Health, Inc. of our report dated February 13, 2025 related to the consolidated financial statements as of and for the years ended December 31, 2023 and 2022 which appears in the Form 10-K for the year ended December 31, 2023.

/s/ Haynie & Company, CPAs
Haynie & Company, CPAs
Dated: February 13, 2025